EXHIBIT 10.45

RESOLUTE FOREST PRODUCTS EQUITY INCENTIVE PLAN
AMENDED AND RESTATED RESTRICTED STOCK UNIT AGREEMENT
THIS AMENDED AND RESTATED RESTRICTED STOCK UNIT AGREEMENT, dated as of February 28, 2017 (the “Effective Date”) is made by and between Resolute Forest Products Inc., a Delaware corporation (the “Company”), and Richard Garneau (“Participant”).
WHEREAS, the Company has adopted the Resolute Forest Products Equity Incentive Plan (the “Plan”), pursuant to which restricted stock units may be granted in respect of shares of the Company’s common stock, par value $0.001 per share (“Stock”); and
WHEREAS, effective as of November 14, 2016 (the “Date of Grant”), the Human Resources and Compensation and Nominating and Governance Committee of the Company (the “Committee”) granted a restricted stock unit award to Participant subject to the terms of a Restricted Stock Unit Agreement (the “Original Agreement”).
NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree to amend and restate the Original Agreement in its entirety as follows:
1.Grant of Restricted Stock Unit.
(a)    Grant. On the Grant Date, the Company granted to Participant 289,548 restricted stock units (the “RSUs”), on the terms and conditions set forth in the Original Agreement and as otherwise provided in the Plan (the "Initial Grant"). The Original Agreement is hereby superseded and the Initial Grant is subject to the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Each RSU represents the right to receive either one share of Stock or an amount of cash equal to the Fair Market Value (as defined below) of one share of Stock as of the Settlement Date (defined in Section 2(b)), to the extent the Participant is vested in such RSUs as of the Settlement Date, subject to the terms of this Agreement and the Plan.
(b)    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.
2.    Terms and Conditions.
(a)    Vesting. Subject to continued employment with the Company or any Affiliate or Subsidiary or in the case of terminations of employment due to Retirement as provided in Section 3(a), twenty five percent (25%) of the RSUs (rounded to the nearest whole restricted stock unit) shall vest on each of the first four anniversaries of the Date of Grant (each such date, a “Vesting Date”).
(b)    Settlement. The obligation to make payments and distributions with respect to RSUs shall be satisfied through the issuance of one share of Stock, or an amount of cash equal to the “Fair Market Value” on the Settlement Date (as defined below) of one share of Stock for each vested RSU (the “settlement”), as follows. For purposes of the Agreement, Fair Market Value means each vested RSU has a value equal to the volume weighted average of the highest and lowest prices per share at which the Stock is traded on the New York Stock Exchange on each of the five business days immediately preceding the Settlement Date.

Vesting Date	Form of Settlement
November 14, 2017	Cash value of 72,387 shares of Stock
November 14, 2018	55,226 shares of Stock plus cash value of 17,161 shares of Stock
November 14, 2019	72,387 shares of Stock
November 14, 2020	72,387 shares of Stock

The settlement of the RSUs may be subject to such conditions, restrictions and contingencies as the Committee shall determine; provided, however, that in no event shall the number of shares of Stock issued upon settlement of the RSUs, when added to the number of shares of Stock issued upon settlement of all other Full Value Awards granted to the Participant in 2016, exceed 200,000, and, to the extent necessary, the Committee may provide for additional RSUs to be settled by a cash payment as it determines to be necessary to insure that such limit is not exceeded.
RSUs shall be settled as soon as practicable after the earliest of (i) the applicable Vesting Date, (ii) an involuntary termination of employment by the Company or any Affiliate or Subsidiary of a Participant who will not attain age 55 at any time before the fourth anniversary of the Date of Grant, (iii) the Vesting Date that immediately follows (A) an involuntary termination of employment by the Company or any Affiliate or Subsidiary of a Participant who otherwise meets the criteria for Retirement at any time before the fourth anniversary of the Date of Grant, but for the receipt of severance, (B) voluntary termination by the Participant on or after age 55 that does not constitute a Retirement, or (C) Retirement (as defined in Section 3(a)) within six months after the Date of Grant, (iv) death, or (v) termination of employment by reason of Disability. For payment time or events described in clauses (i), (ii), (iv) and (v), settlement shall in no event be later than March 15 of the year following the year of such payment time or event, as applicable. For purposes of this Agreement, each date on which RSUs are settled pursuant to the preceding sentence shall be a “Settlement Date.” For purposes of this Agreement and to the extent applicable to the Participant, the term “termination of employment” shall be interpreted to comply with Section 409A of the Internal Revenue Code (“Section 409A”). To the extent payments are made during the periods permitted under Section 409A (including any applicable periods before or after the specified payment dates set forth in this Section 2(b)), the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its payments obligations hereunder.

(c)    Dividend Equivalents and Voting Rights. Participant will from time to time be credited with the right to receive an additional cash payment (a “Dividend Equivalent”) equal to the product obtained by multiplying the amount of each dividend (including extraordinary dividend if so determined by the Company) declared and paid by the Company on the Stock on a per share basis during the Vesting Period by the number of RSUs recorded in Participant's account on the record date for payment of any such dividend. Subject to continued employment with the Company or any Affiliate or Subsidiary or as otherwise provided in Section 3, the Dividend Equivalent shall vest and be paid at the same time and in the same proportion as the Initial Grant. No Dividend Equivalent shall be accrued for the benefit of Participant with respect to record dates occurring before, or with respect to record dates occurring on or after the date, if any, on which Participant has forfeited the RSUs. Participant shall not be a shareholder of record with respect to the RSUs and shall have no voting rights with respect to the RSUs.
3.    Termination of Employment with the Company.
(a)    Retirement. If the Participant’s employment with the Company, Affiliates and Subsidiaries terminates as a result of “Retirement” at any time on or after six months from the Date of Grant has elapsed, then Section 2(a) shall continue to apply to the Participant and the Participant shall receive settlement of RSUs following each Vesting Date, unless Section 3(c) applies. For purposes of the Agreement, “Retirement” means the Participant terminates employment with the Company, all Affiliates and Subsidiaries under circumstances that do not entitle the Participant to severance either pursuant to an agreement or policy, plan or program and such termination occurs on or after: (i) attaining age 58, (ii) completing at least two years of service, and (iii) having a combined age and years of service (counting partial years) equal to at least 62.5 points.
(b)    Involuntary Termination and Certain Voluntary Terminations. The Participant shall become vested in a prorated number of RSUs in the following circumstances: (1) the Participant’s employment with the Company or any Affiliate or Subsidiary terminates as a result of Retirement within six months after the Date of Grant, (2) the Participant voluntarily terminates his employment with the Company, Affiliates and Subsidiaries on or after age 55 and the termination does not constitute a Retirement, or (3) the Participant is involuntarily terminated by the Company or any Affiliate or Subsidiary without Cause (whether or not the Participant is eligible for Retirement, regardless of his age at termination and other than due to Disability or death). For purposes of the preceding, the prorated portion of the RSUs that is vested as of the Participant’s retirement date or date of termination, as applicable, including the portion of the RSUs then already vested, shall be the total number of granted and credited RSUs multiplied by a fraction, the numerator of which shall be the number of full months elapsed from the Date of Grant through the Participant’s retirement date or last day worked (in the case of termination) and the denominator of which shall be 48.
(c)    Death. If the Participant’s employment with the Company or any Affiliate or Subsidiary terminates due to the Participant’s death, then, in addition to the RSUs vested as of the date of death under Section 2(a), the RSUs scheduled to vest on the next scheduled Vesting Date shall also vest on the date of death.
(d)    Disability. If the Participant becomes eligible for long-term disability benefits under a plan sponsored by the Company, an Affiliate or a Subsidiary, then, in addition to the

RSUs then vested, the RSUs scheduled to vest on the next scheduled Vesting Date shall also vest on the first date of the long-term disability period. For the avoidance of doubt, RSUs shall continue to vest during any short-term disability period.
(e)    Other Termination. If the Participant’s employment with the Company, all Affiliates and Subsidiaries terminates for Cause or resignation (before attainment of age 55 and before Retirement eligibility) then all outstanding RSUs, whether vested but unsettled or unvested, shall immediately terminate.
Notwithstanding anything contained to the contrary in this Section 3, in no event shall any RSUs be settled before the applicable Vesting Date except if otherwise determined by the Company. To the extent that the number of RSUs to be settled by reason of this Section 3 does not exceed 200,000, reduced by the number of shares of Stock previously issued in settlement of RSUs (or other Full Value Awards granted to the Participant in 2016) (the “Share Limit”), such RSUs shall be settled by the issuance of one share of Stock for each such vested RSU up to the Share Limit, and by a cash payment equal to the Fair Market Value of a share of Stock on the Settlement Date multiplied by the number of vested RSUs that exceeds the Share Limit.
4.    Compliance with Legal Requirements. The granting and settlement of the RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.
(a)    Transferability. Unless otherwise provided by the Committee in writing, the RSUs shall not be transferable by Participant other than by will or the laws of descent and distribution.
(b)    No Rights as Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Stock subject to RSUs.
(c)    Tax Withholding. All distributions under the Plan are subject to withholding of all applicable federal, state, provincial, local and foreign income taxes and social contributions (the “Withholding Obligation”). The Company may satisfy such Withholding Obligation by any means whatsoever, including withholding cash from any amount to be settled under this Agreement and/or any other payment or amounts due to the Participant. Unless otherwise determined by the Committee the Company will satisfy its Withholding Obligation first by withholding from any cash settlement payment, and then by issuing, upon the settlement of the RSUs, a net number of Stocks to the Participant equal to the number of Stocks that the Participant would otherwise be entitled to receive on the Settlement Date minus such number of Stocks with a value determined on that date equal to any amount required to satisfy the Withholding Obligation.
5.    Miscellaneous.
(a)    Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(b)    Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the Director, Corporate Compensation at the Company’s principal executive office.
(c)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(d)    No Rights to Employment. Nothing contained in this Agreement shall be construed as giving Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge Participant at any time for any reason whatsoever.
(e)    Beneficiary. The Participant other than a Participant residing in the Province of Québec, may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. Any notice should be made to the attention of the Corporate Secretary of the Company at the Company’s principal executive office. If no designated beneficiary survives the Participant, the Participant’s estate shall be deemed to be Participant’s beneficiary.
(f)    Québec Participant. The Participant residing in the Province of Québec may only designate a beneficiary by will. Upon the death of the Participant residing in the Province of Québec, the Company shall settle the RSUs pursuant to Section 2(b) of this Agreement to the liquidator, administrator or executor of the estate of the Participant.
(g)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
(h)    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 9 of the Plan.
(i)    Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.
(j)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the day first written above.
RESOLUTE FOREST PRODUCTS INC.

By: S/ Michael S. Rousseau
Michael S. Rousseau
Chairman of the HRCNG Committee
of the Board of Directors

Richard Garneau

S/ Richard Garneau
Richard Garneau